EXHIBIT 10-11

EXECUTION COPY

SECOND AMENDMENT TO THE
BRUCE MANSFIELD UNITS 1, 2 AND 3 OPERATING AGREEMENT

                THIS SECOND AMENDMENT (this “Second Amendment”), effective as of July 1, 2007, by and among The Cleveland Electric Illuminating Company, an Ohio corporation (“CEI”), The Toledo Edison Company, an Ohio corporation (“TE”), and FirstEnergy Generation Corp., an Ohio corporation (“FEG”) (all of which are indirect wholly-owned subsidiaries of FirstEnergy Corp. and are referred to herein individually, as the “Participant” or collectively, as the “Participants”) to that certain Operating Agreement, dated as of June 1, 1976, entered into by and among CEI, Duquesne Light Company, a Pennsylvania corporation, Ohio Edison Company, an Ohio corporation (“OE”), Pennsylvania Power Company, a Pennsylvania corporation (“PP”), and TE, as amended by that certain Amendment, dated as of January 1, 2001 (the “Operating Agreement”).

WITNESSETH:

A.	Pursuant to an intercompany generation asset transfer on October 24, 2005 (the “2005 Transfer”) CEI, OE, PP and TE transferred all of their respective ownership interests in Unit No. 1, Unit No. 2 and Unit No. 3 (the “Units”) to FEG.

B.	On September 30, 1987, each of CEI and TE entered into certain sale and leaseback arrangements (the “1987 Sale and Leaseback Transaction”) with the lessor parties thereto with respect to a current total undivided interest of 6.5% of Unit No. 1, 45.9% of Unit No. 2 and 44.4% of Unit No. 3.

C.	On May 18, 2007, FEG purchased a total undivided interest of 0.325% of Unit 1, 2.295% of Unit 2 and 2.22% of Unit 3 from a lessor party to the 1987 Sale and Leaseback Transaction.

D.	FEG has, or will contemporaneously herewith, enter into a sale and leaseback arrangement (the “2007 Sale and Leaseback Transaction”) with the lessor parties thereto (collectively, the “2007 Lessors”) with respect to a total undivided interest of 93.825% of Unit No. 1 (the “FEG Unit No. 1 Interest”).

E.	The Participants desire to amend the Operating Agreement to (i) reflect the revised ownership and leasehold interests in the Units as a result of the 2005 Transfer, the 1987 Sale and Leaseback Transaction and the 2007 Sale and Leaseback Transaction, and (ii) to clarify the 2007 Lessors’ rights with respect to the FEG Unit No.1 Interest.

AGREEMENT

        In consideration of the foregoing and of the mutual covenants and agreements contained hereinafter and of other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                1.            Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Operating Agreement.

                2.            Amendatory Provisions. The Operating Agreement is hereby amended as follows:

(a)	Section 2 of the Operating Agreement is deleted in its entirety and replaced with the following:

(a) CEI holds an undivided leasehold interest in Unit No. 1 of 6.175% under the 1987 Sale and Leaseback Transaction and FEG holds, or will contemporaneously herewith hold, an undivided leasehold interest in Unit No. 1 of 93.825% under the 2007 Sale and Leaseback Transaction. Each of CEI and FEG shall be entitled to initial generation entitlement shares in the same percentages of the hour-to-hour net operating capacity of Unit No. 1, as determined by FEG, and the energy associated therewith.

(b) Each of CEI and TE holds an undivided leasehold interest in Unit No. 2 of 27.170% and 16.435%, respectively, under the 1987 Sale and Leaseback Transaction, and FEG owns the remaining ownership interest in Unit No. 2 of 56.395%. Each of CEI, TE and FEG shall be entitled to initial generation entitlement shares in the same percentages of the hour-to-hour net operating capacity of Unit No. 2, as determined by FEG, and the energy associated therewith.

(c) Each of CEI and TE holds an undivided leasehold interest in Unit No. 3 of 23.2465% and 18.9145%, respectively, under the 1987 Sale and Leaseback Transaction, and FEG owns the remaining ownership interest in Unit No. 3 of 57.839%. Each of CEI, TE and FEG shall be entitled to initial generation entitlement shares in the same percentages of the hour-to-hour net operating capacity of Unit No. 3, as determined by FEG, and the energy associated therewith.

Generation entitlement shares may be assigned and modified in accordance with Section 25 hereof.

(b)	Section 3 of the Operating Agreement is deleted in its entirety and replaced with the following:

For so long as FEG, CEI and TE, or any of their respective Affiliates, are the only Participants under this Agreement, FEG shall operate and dispatch the Units according to the FirstEnergy combined system requirements. At all times thereafter, FEG will keep the Participants informed as to the expected maximum hour-to-hour net operating capacity of each Unit permissible for proper operation of each Unit, as determined by FEG, as it may vary in accordance with conditions existing from time to time. Each Participant with respect to each Unit in which it has a generation entitlement share shall reserve its desired share of capacity and schedule its desired share of energy associated therewith, on an hour-to-hour basis, up to the limits of its generation entitlement share, all in accordance with procedures agreed upon by the Participants in that Unit. Subject to necessary outages or reductions in capability, each Unit shall be operated by FEG to produce capacity and energy from each Unit equal to the sums of the capacity reserved and energy scheduled by the Participants. FEG shall exercise its best efforts to achieve a balance between the scheduled output of each Unit and its actual output, and any imbalances shall be recorded and appropriate adjustments shall be made periodically to reduce such imbalances.

(c)	Section 5 of the Operating Agreement is deleted in its entirety and replaced with the following:

(a)	Subject to matters requiring joint action as specifically provided herein or as required by law, FEG on its own behalf and on behalf of each other Participant to the extent each has a generation entitlement share, shall operate and maintain each Unit and each Unit Site, provide necessary materials and supplies, including fuel as provided in Section 11, and make any additions, repairs, replacements and retirements with respect to each Unit, taking all steps which it deems necessary or appropriate to carry out the provisions of this Agreement all in accordance with sound engineering and operating principles and practices and then currently applicable laws, codes and regulations (the “Maintenance”); provided that, any Unit additions, replacements and retirements involving material changes in capability, useful life, basic methods of operation of a Unit and similar matters not included in the budget with respect to such Unit approved in accordance with Section 12 hereof and not of an emergency nature shall be made only upon agreement of the Participants having at least a 51% aggregate generation entitlement share in the applicable Unit. Retirements with respect to each Unit shall be effected only in a manner consistent with any applicable provisions of the respective first mortgage indentures of the Participants having ownership interests in the Unit (or any financing, sale and leaseback or other lease relating to such Unit and the interests therein to which a Participant is a party, copies of the relevant portions of which, excluding pricing information, will be provided to all Participants).

(b)	Participants having a generation entitlement share to 51% or more of the then prevailing Net Demonstrated Capability of all of the Units may remove FEG, or any successor to FEG, for Cause as the operator and may designate a replacement operator. For purposes of this Section 5(b), the term “Cause” shall mean the bankruptcy of

FEG or any act or omission by FEG during the course of operating and maintaining the Units that constitutes malfeasance, misfeasance, gross negligence or willful misconduct. Upon FEG’s removal, FEG will have no further obligations hereunder as operator and shall not be liable for the Maintenance of the Units or any claims arising with respect to the Maintenance of the Units after its removal. In the event a replacement operator is designated pursuant to this Section 5(b), all references throughout this Agreement to FEG as the operator of the Units shall be deemed to be replaced with the name of such replacement operator.

(d)	Section 6 of the Operating Agreement is deleted in its entirety and replaced with the following:

FEG shall prepare and deliver to the Participants in each Unit at least 90 days before the beginning of each calendar year, a listing of any scheduled outages for inspection and ordinary maintenance for such Unit for such calendar year and, to the extent practicable, shall adhere to the listing for routine inspection and maintenance of the Unit. Scheduling of such outages shall be coordinated with FEG’s other plant maintenance outages in accordance with prudent industry practice and in a manner that does not discriminate against any such Unit based on its ownership status. Any outages required for maintenance affecting the safety of a Unit will be scheduled by FEG as required. In the event of an unplanned event or circumstance that FEG reasonably believes would endanger (i) the health and safety of persons on any Unit Site or the public, (ii) the environment or (iii) any of the Units or other property located on or near a Unit or in the event of any other emergency outage, forced outage, or reduction in the capability of any of the Units for any reason, FEG shall, to the extent practicable, schedule and perform all required repairs and replacements, and restore the capability of such Unit, in an expeditious manner in accordance with the requirements and standards in Section 5. FEG shall furnish each Participant with written notice of each of the events, facts or circumstances referred to in the preceding sentence as promptly as is practicable after the occurrence of such event, fact or circumstance.

(e)	The first paragraph of Section 12 of the Operating Agreement is deleted in its entirety and replaced with the following:

FEG will prepare, revise from time to time as appropriate and furnish to each of the Participants with respect to each Unit in which such Participant has a generation entitlement share, an annual budget showing by months to the extent possible the expected operating and maintenance expenses, capital expenditures and retirements with respect to such Unit and Unit Site. Each Participant may raise objections to items contained in the budget relating to the Unit in which such Participant has a generation entitlement share and, if Participants having at least a 51% aggregate generation entitlement share with respect to such Unit agree with such objections, such items shall be deleted from the budget. FEG will also prepare, revise from time to time as appropriate and furnish to the Participants projections of such budgets for such reasonably longer periods of time as may be requested by the Participants.

(f)	The second parenthetical in Section 25(d) is revised to read “(at the election of such Person, but subject, however, to the rights of the other Participants under this Agreement)”.

(g)	Section 26 is amended, but in so far as it relates to interests held by the signatories hereto and their successors and permitted assigns in respect of interests in Units now owned by them or owned by them in the future, (x) by adding to the end of the second sentence, “and the Owners and Participants of the Unit being retired shall not be entitled then or thereafter to any compensation for their interests in the Shared Facilities and Common Facilities (which shall continue to be available to the Participants in the other Units)”, and (y) by deleting the third sentence.

(h)	The following Section 29 is hereby added to the Operating Agreement:

Each Participant, with respect to any Unit in which such Participant has a generation entitlement share, hereby agrees that (a) it shall not take any action (including, without limitation, commencing or maintaining any proceeding in any court) for the purpose of or which might result in a partition or sale for division of the proceeds, in whole or in part, of such Unit, or of any Common Facilities or Shared Facilities allocable to such Unit, or the interests in land associated with such Unit (referred to elsewhere in this Agreement as a “Unit Site”), or any modifications, improvements or additions made to any thereof; and (b) it hereby waives and releases all rights which it may have to take any such action in respect of any of said property, whether now existing or hereafter accruing, and in the event any such right shall hereafter accrue, it shall from time to time, upon the written request of any party hereto or any other person having an interest in such property (including, without limitation, the lessor in a sale and leaseback transaction described in clause (iii) of paragraph (a) of Section 25 hereof), execute and deliver such further instruments as may be necessary or appropriate to confirm the foregoing waiver and release. This waiver and release shall be effective to bind any successor or assign of each Participant, including, without limitation, any Transferee of such Participant.

                3.             Existing Agreement. Except as expressly amended hereby, all of the terms, covenants and conditions of the Operating Agreement (i) are ratified and confirmed; (ii) shall remain unamended and not waived; and (iii) shall continue in full force and effect. Anything to the contrary contained in this Second Amendment notwithstanding, no provision of this Second Amendment shall act to reduce the proportional share of the net generating capacity of the Units that any lessor or assignee thereof under a sale and leaseback transaction shall be entitled to as a result of its ownership of the Units, or to deprive the owner participant or owner trustee under a sale and leaseback transaction involving the Units of any benefit it may have had under the Operating Agreement, prior to this Second Amendment.

                4.             Governing Law. This Second Amendment is made under and shall be governed by the laws of the Commonwealth of Pennsylvania. Section 27 of the Operating Agreement shall apply to this Second Amendment mutatis mutandis.

                5.             Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

                6.             Enforceability. If any provision of this Second Amendment shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Second Amendment or the Operating Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Second Amendment and the Operating Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Second Amendment effective as of the date first written above.

THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

By: /s/ James F. Pearson
Name: James F. Pearson Title: Vice President and Treasurer

FIRSTENERGY GENERATION CORP.

By: /s/ James F. Pearson
Name: James F. Pearson Title: Vice President and Treasurer

THE TOLEDO EDISON COMPANY

By: /s/ James F. Pearson
Name: James F. Pearson Title: Vice President and Treasurer